Filed Pursuant to Rule 433

Registration No. 333-130569

FINAL TERM SHEET

Dated December 12, 2006

WAL-MART STORES, INC.

£1,000,000,000 4.875% Due 2039

Name of Issuer: Wal-Mart Stores, Inc.

Title of Securities: 4.875% Notes Due 2039

Aggregate Principal Amount: £1,000,000,000

Issue Price (Price to Public): 98.038% of principal amount

Maturity: January 19, 2039

Coupon (Interest Rate): 4.875%

Benchmark Gilt: 4.75% Treasury Stock due December 7, 2038

Benchmark Gilt Yield: 4.118%

Yield to Maturity: 4.998%

Interest Payment Dates: January 19 and July 19 of each year, commencing on July 19, 2007

Interest Payment Record Dates: January 15 and July 15 of each year

Redemption Provisions: No mandatory redemption provisions.

Wal-Mart may, at its option, redeem the Notes, in whole or in part.

Wal-Mart may, at its option, redeem the Notes upon the occurrence of certain events relating to U.S. taxation.

Sinking Fund Provisions: None

Legal Format: SEC Registered/Regulation S

Proceeds to Wal-Mart: £974,130,000

Settlement Date: T + 5 days; December 19, 2006

Booking-Running Managers:	Goldman Sachs International

Citigroup Global Markets Limited

Morgan Stanley & Co. International Limited

Co-Managers:	Barclays Bank PLC

Deutsche Bank AG, London Branch

The Royal Bank of Scotland plc

Selling Restrictions: European Economic Area, UK, Hong Kong, Japan, Singapore, Ireland

ISIN: XS0279211832

Common Code: 027921183

Listing: Irish Stock Exchange

Ratings: Ratings for Wal-Mart’s Long-term debt securities: S&P, AA; Moody’s, Aa2; Fitch, AA; and Dominion, AA. Wal-Mart has applied for specific ratings for the Notes and expects that the ratings for the Notes will be the same as for Wal-Mart’s other long-term debt securities.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the Notes in the United States to which this Final Term Sheet relates have been registered by Wal-Mart Stores, Inc. by means of a registration statement on Form S-3 (SEC File No. 333-130569).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.